EXHIBIT 99.1
News Release

For Immediate Release July 16, 2007	Contact: Steven E. Wilson Chief Financial Officer (304) 424-8704
United Bankshares, Inc. Grows to Over $7.6 Billion with
Premier Acquisition and Becomes 2nd Largest
Community Banking Institution Headquartered in Virginia
     WASHINGTON, DC and CHARLESTON, WV —United Bankshares, Inc. (NASDAQ: UBSI) announces that with the completion of its 27th acquisition, Premier Community Bankshares, Inc. (“Premier”) of Winchester, Virginia, the Company has grown to over $7.6 billion in assets and now has the 2nd largest community banking institution headquartered in Virginia. Premier, with its three wholly owned banking subsidiaries, The Marathon Bank, Rockingham Heritage Bank and Premier Bank added approximately $897 million in assets. United’s Virginia headquartered bank now has approximately $3.8 billion in assets with 58 full service offices in the Metro DC, Winchester, Harrisonburg and Charlottesville markets.
     Premier shareholders were permitted to elect United common stock or cash, or a combination of each. The stock consideration was fixed at an exchange ratio of 0.93 United shares for each share of Premier and the cash consideration was $34.00 per share. The election was subject to pro-ration whereby shareholders received at least 50% of the consideration in stock and flexibility to receive as much as 65% of the consideration in stock. Based on the election by Premier shareholders, United will issue 50% of the merger consideration in stock or approximately 2.7 million shares. The transaction is being accounted for under the purchase method of accounting.
     United Chairman and CEO, Richard Adams, stated, “This acquisition expands our market presence in the Washington, DC and the Hagerstown, MD-Martinsburg, WV MSAs as well as allowing United to enter new markets in Virginia in the Winchester, Harrisonburg, Charlottesville and Staunton-Waynesboro MSAs. Customers of Premier can take comfort in knowing that they will still be banking with their local banking staff.”
     Following completion of the merger with Premier, United has 115 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
This press release may contain certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.